Exhibit 99.1

Unify Corporation
2101 Arena Blvd.
Sacramento, CA 95834
916-928-6400
www.unify.com

FOR IMMEDIATE RELEASE

Contact:

Deb Thornton

(916) 928-6379
deb@unify.com

Unify Reports First Quarter Fiscal 2005 Results

SACRAMENTO, Calif., – August 24, 2004 – Unify Corp. (OTC BB: UNFY) today announced financial results for its first quarter of fiscal 2005 ended July 31, 2004.

Total revenues in the first quarter were $2.7 million, a 17 percent decrease, compared to $3.3 million in the first quarter of fiscal 2004.  Software licenses revenue was $1.2 million, a decrease of 37 percent, compared to $1.8 million for the fiscal 2004 first quarter.  Net loss was $474,000 or $0.02 loss per basic share, compared to a $144,000 or $0.01 loss in the first quarter of the prior year.

Unify ended the first quarter with total cash and cash equivalents of $6.0 million and stockholders’ equity of $4.1 million.

“The revenue decline was due to a reduction in Unify’s application development tools and database business, while Unify NXJ continued to gain traction,” said Todd Wille, president and CEO of Unify.  “During the quarter we saw a mix of new customers, repeat business, and accelerating distribution channels with our ISV partners and our Japan territory, as our customers discover that the Unify NXJ platform is ten times faster for delivering applications that solve critical business problems compared to competing alternatives.”

Highlights for the first quarter include:

•                  Acquired 13 new and repeat Unify NXJ customers for a total of 76 NXJ customers to date.

•                  Administrative Systems Inc. selected Unify NXJ for its Web-based payment and reporting solution.

•                  Fox Racing selected Unify NXJ for its on-demand catalog and inventory management solution.

•                  Simarc Property Management selected Unify NXJ to speed delivery of information and improve its administrative efficiency.

•                  Created a new distribution channel for Unify NXJ with Ashistuo Corp. in Japan.

more

Conference Call

Unify will hold its quarterly conference call, open to all interested parties, on Aug. 24, 2004, beginning at 2 p.m. Pacific Time.  Listeners should dial 877-692-2592 prior to the start of the conference call.  The conference call will also be Webcast.  Online listeners should visit www.unify.com/investors prior to the start of the call for login information.  A replay of the conference call will be available until Aug. 31, 2004 by dialing 877-519-4471 and entering the passcode 5043316.

About Unify Corporation

Unify Corporation provides software solutions for connecting people, information and business. Leveraging 24 years of software innovation to more than 2,000 customers and 300 ISV partners worldwide, Unify solutions enable organizations to automate business processes and deliver actionable information in highly collaborative applications.  Focused on mid-size to large companies with urgent “need it yesterday” requirements for solutions, Unify’s customers include Cast & Crew Entertainment, Inc., Credit Lyonnais, Citigroup Inc., Documentum, Fox Racing, GE Healthcare, GlaxoSmithKline, Heineken, PCN, Pioneer Natural Resources, Pioneer Electronics and TravelCenters of America.  Founded in 1980, Unify is headquartered in Sacramento, Calif. with offices in the U.K., France and Australia, in addition to a worldwide network of distributors.  Visit Unify at www.unify.com.

This press release contains “forward-looking statements” as that term is defined in Section 21E of the Securities Exchange Act of 1934 as amended. Forward looking statements are denoted by words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seeks”, “estimates”, and other variations of such words and similar expressions are intended to identify such forward-looking statements.  These forward looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by our forward looking statements. Such risks and uncertainties include, but are not limited to general economic conditions in the computer and software industries, domestically and worldwide, the Company’s ability to keep up with technological innovations in relation to its competitors, product defects or delays, developments in the Company’s relationships with its customers, distributors and suppliers, changes in pricing policies of the Company or its competitors and the Company’s ability to attract and retain employees in key positions. In addition, Unify’s forward looking statements should be considered in the context of other risks and uncertainties discussed in our SEC filings available for viewing on its web site at “Investor Relations,” “SEC filings” or from the SEC at www.sec.gov.

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UNIFY CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	July 31, 2004	April 30, 2004
Assets
Current assets:
Cash and cash equivalents	$5,991	$6,606
Accounts receivable, net	2,216	2,848
Prepaid expense & other current assets	587	543
Total current assets	8,794	9,997

Property and equipment, net	337	338
Other investments	214	214
Other assets	207	194
Total assets	$9,552	$10,743

Liabilities and Stockholders’ Equity
Current liabilities:
Line of credit	$800	$—
Current portion of long term debt	121	146
Account payable	147	523
Other accrued liabilities	953	1,340
Accrued compensation and related expenses	694	812
Deferred revenue	2,625	3,360
Total current liabilities	5,340	6,181

Other long term liabilities	71	70

Commitments and contingencies

Stockholders’ equity:
Common stock	28	27
Additional paid in capital	63,319	63,205
Accumulated other comprehensive gain	26	18
Accumulated deficit	(59,232)	(58,758)
Total stockholders’ equity	4,141	4,492
Total liabilities and stockholders’ equity	$9,552	$10,743

UNIFY CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended July 31,

	2004	2003
Revenues:
Software Licenses	$1,164	$1,836
Services	1,569	1,465
Total revenues	2,733	3,301

Cost of Revenues:
Software licenses	83	86
Services	364	320
Total cost of revenues	447	406

Gross profit	2,286	2,895

Operating Expenses:
Product development	689	1,007
Selling, general and administrative	2,061	1,804
Write-down of other investments	—	175
Special charges	—	49
Total operating expenses	2,750	3,035

Loss from operations	(464)	(140)
Other income (expense), net	(16)	(2)
Loss before income taxes	(480)	(142)
Provision (recovery) for income taxes	(6)	2
Net loss	$(474)	$(144)

Net loss per share:
Basic	$(0.02)	$(0.01)
Dilutive	$(0.02)	$(0.01)
Shares used in computing net loss per share:
Basic	27,523	21,344
Dilutive	27,523	21,344